SCHEDULE 13D
                                 (Rule 13d-101)

          INFORMATION TO BE INCLUDED IN STATEMENTS TO BE FILED PURSUANT
            TO RULE 13D-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13D-2(a)

                               (Amendment No. 2)*

                               PIVOTAL CORPORATION
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                                (Name of Issuer)


                           Common Shares, No par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    72581R106
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                                 (CUSIP Number)



                                 Eric Rosenfeld
                     c/o Crescendo Partners II L.P. Series V
                         10 East 53rd Street, 36th Floor
                            New York, New York 10022
                            Telephone: (212) 319-7676
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  (Name, Address and Telephone Number of Persons Authorized to Receive Notices
                               and Communications)


                                February 25, 2004
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             (Date of Event which Requires Filing of this Statement)


If filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box:

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information that would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                            -----------------
CUSIP NO. 72581R106               SCHEDULE 13D                 PAGE 2 OF 6 PAGES
-------------------                                            -----------------

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     CRESCENDO PARTNERS II, L.P. SERIES V
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

     WC
--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                      |_|
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6    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
                  7    SOLE VOTING POWER

                       -0-
NUMBER OF       ----------------------------------------------------------------
SHARES            8    SHARED VOTING POWER
BENEFICIALLY
OWNED BY               -0-
EACH            ----------------------------------------------------------------
REPORTING         9    SOLE DISPOSITIVE POWER
PERSON
WITH                   -0-
                ----------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER

                       -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-
--------------------------------------------------------------------------------
12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      |_|
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     -0-
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                            -----------------
CUSIP NO. 72581R106               SCHEDULE 13D                 PAGE 3 OF 6 PAGES
-------------------                                            -----------------

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     CRESCENDO INVESTMENTS II, LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

     AF
--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                      |_|
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
                  7    SOLE VOTING POWER

                       -0-
NUMBER OF       ----------------------------------------------------------------
SHARES            8    SHARED VOTING POWER
BENEFICIALLY
OWNED BY               -0-
EACH            ----------------------------------------------------------------
REPORTING         9    SOLE DISPOSITIVE POWER
PERSON
WITH                   -0-
                ----------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER

                       -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-
--------------------------------------------------------------------------------
12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      |_|
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     -0-
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                            -----------------
CUSIP NO. 72581R106               SCHEDULE 13D                 PAGE 4 OF 6 PAGES
-------------------                                            -----------------

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     ERIC ROSENFELD
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

     PF
--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                      |_|
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
--------------------------------------------------------------------------------
                  7    SOLE VOTING POWER

                       -0-
NUMBER OF       ----------------------------------------------------------------
SHARES            8    SHARED VOTING POWER
BENEFICIALLY
OWNED BY               -0-
EACH            ----------------------------------------------------------------
REPORTING         9    SOLE DISPOSITIVE POWER
PERSON
WITH                   -0-
                ----------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER

                       -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-
--------------------------------------------------------------------------------
12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      |_|
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     -0-
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

          The Schedule 13D filed by Crescendo Partners II, L.P. Series V ("Crescendo Partners II"), Crescendo Investments II, LLC ("Crescendo Investments II") and Eric Rosenfeld ("Rosenfeld", and together with Crescendo Partners II and Crescendo Investments II, collectively referred to as the "Reporting Persons") with respect to ownership of the common shares, no par value ("Common Shares"), of Pivotal Corporation (the "Issuer") with the U.S. Securities and Exchange Commission on May 15, 2003 and as amended by that certain Amendment No. 1 filed on July 1, 2003 (collectively, the "Prior Schedule") is hereby further amended to furnish additional information set forth herein. All capitalized terms not otherwise defined shall have the meanings ascribed to such terms in the Prior Schedule.

ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER
          ------------------------------------

(e) Effective as of February 25, 2004, a subsidiary of china.com Corporation acquired all of the outstanding capital stock of the Issuer. Upon such acquisition, the Reporting Persons ceased to own any of the Issuer's Common Shares, and Rosenfeld ceased being a director of the Issuer.

                                    SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: March 11, 2004


                                          CRESCENDO PARTNERS II, L.P. SERIES V

                                            By: Crescendo Investments II, LLC


                                          By:    /s/ Eric Rosenfeld
                                                 -------------------------------
                                                 Name: Eric Rosenfeld
                                                 Title: Senior Managing member



                                          CRESCENDO INVESTMENTS II, LLC


                                          By:    /s/ Eric Rosenfeld
                                                 -------------------------------
                                                 Name: Eric Rosenfeld
                                                 Title: Senior Managing Member



                                          /s/ Eric Rosenfeld
                                          --------------------------------------
                                          ERIC ROSENFELD


                                       6